EXHIBIT 99.1

GrafTech Reports Fourth Quarter and Full Year 2025 Results

Delivered on 2025 Strategic Priorities to Grow Sales Volume and Generate Substantial Cost Savings

BROOKLYN HEIGHTS, Ohio - February 6, 2026 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech," the "Company," "we," or "our") today announced its unaudited financial results for the quarter and year ended December 31, 2025.
Highlights

•Sales volume was flat year-over-year for the fourth quarter of 2025; sales volume grew 6% on a full-year basis.
•Grew sales volume in the United States 83% year-over-year for the fourth quarter of 2025 and 48% on a full-year basis, reflecting our strategy to actively shift the geographic mix of our sales volume towards this key region.
•Achieved a 2% year-over-year reduction in cash cost of goods sold per metric ton ("MT") for the fourth quarter of 2025 and an 11% reduction on a full-year basis, reflecting our capability to control production costs at various levels of demand.
•Ended the fourth quarter of 2025 with total liquidity of $340 million, which reflects prudent cash management and provides stability as we navigate near-term, industry-wide challenges.

Fourth Quarter 2025 Summary
•Sales volume of 27.1 thousand MT
•Net sales of $116 million
•Net loss of $65 million, or $2.50 per share(1)
•Adjusted EBITDA(2) of negative $22 million, including a $12 million non-cash charge related to a lower of cost or market inventory valuation adjustment
•Net cash used in operating activities of $21 million
•Adjusted free cash flow(2) of negative $39 million

EXHIBIT 99.1
CEO Comments
"Looking back on 2025, I am proud of how our team navigated a challenging environment with discipline and determination,” said Timothy Flanagan, Chief Executive Officer and President. “We achieved notable successes, including a 6% increase in our full-year sales volume despite a flat demand environment globally, led by 48% sales volume growth in the United States. In addition, we achieved an 11% year-over-year reduction in our cash cost of goods sold per metric ton for 2025. These impressive results reflect our ongoing commitment to meeting the needs of our customers and achieving operational excellence to control production costs. We ended 2025 with liquidity of $340 million, enabling us to maintain stability, despite the persistence of industry-wide challenges, and positioning GrafTech for future growth."
"As we enter 2026, we are encouraged to see signs of improving steel industry trends in our core regions," continued Mr. Flanagan. "Accordingly, we anticipate a slight increase in global (excluding China) demand for graphite electrodes in 2026. That said, competitive pricing pressures for graphite electrodes have intensified further of late, a dynamic that is neither sustainable for the graphite electrode industry nor supportive of the long-term health of the steel industry. A resilient steel sector depends on a strong graphite electrode industry with the ability to invest and grow alongside it. Given these dynamics, as a leader in the graphite electrode industry, we must continue to act decisively to support the long-term viability of our business and our industry. To that end, we are committed to identifying further opportunities to enhance efficiency, preserve optionality and position GrafTech for long-term value creation for our shareholders, customers, employees and all other stakeholders."

EXHIBIT 99.1
Fourth Quarter and Full Year 2025 Financial Performance

(dollars in thousands, except per share amounts)				Year Ended
				December 31,
	Q4 2025	Q3 2025	Q4 2024	2025	2024
Net sales	$116,457	$143,998	$134,217	$504,134	$538,782
Net loss	$(65,116)	$(28,482)	$(49,476)	$(219,835)	$(131,165)
Loss per share(1)	$(2.50)	$(1.10)	$(1.92)	$(8.45)	$(5.09)
Net cash (used in) provided by operating activities	$(20,894)	$24,700	$(26,417)	$(81,616)	$(40,093)

Adjusted net loss(2)	$(63,886)	$(26,788)	$(33,143)	$(167,076)	$(106,144)
Adjusted loss per share(1)(2)	$(2.45)	$(1.03)	$(1.28)	$(6.42)	$(4.12)
Adjusted EBITDA(2)	$(21,900)	$13,013	$(6,859)	$(9,088)	$1,632
Adjusted free cash flow(2)	$(39,265)	$18,376	$(20,960)	$(114,500)	$(56,153)

Net sales for the fourth quarter of 2025 were $116 million, a decrease of 13% compared to $134 million for the fourth quarter of 2024, primarily reflecting a year-over-year decrease in our weighted-average realized price. Sales volume for the fourth quarter of 2025 was comparable to the same period in 2024.
Net loss for the fourth quarter of 2025 was $65 million, or $2.50 per share, compared to a net loss of $49 million, or $1.92 per share, for the fourth quarter of 2024. Adjusted EBITDA(2) for the fourth quarter of 2025 was negative $22 million, compared to adjusted EBITDA(2) of negative $7 million for the fourth quarter of 2024, with the year-over-year change primarily reflecting the decline in weighted-average realized prices. This was partially offset by a 2% reduction in cash cost of goods sold per MT for the fourth quarter of 2025, compared to the same period in 2024.
For the fourth quarter of 2025, net cash used in operating activities was $21 million, compared to net cash used in operating activities of $26 million for the fourth quarter of 2024. Adjusted free cash flow(2) for the fourth quarter of 2025 was negative $39 million, compared to adjusted free cash flow(2) of negative $21 million for the fourth quarter of 2024, with the year-over-year change primarily reflecting the decline in adjusted EBITDA(2) and a year-over-year increase in capital expenditures for the fourth quarter. These factors were partially offset by a higher benefit from the net change in working capital in the fourth quarter of 2025, compared to the same period in 2024.
Net sales for the year ended December 31, 2025 decreased 6% compared to the prior year as higher sales volume was offset by a year-over-year decrease in our weighted-average realized price.
Net loss for the year ended December 31, 2025 was $220 million, or $8.45 per share, compared to a net loss of $131 million, or $5.09 per share, for the year ended December 31, 2024. Included in net loss for the year ended December 31, 2025 was a $43 million non-cash income tax expense related to the establishment of a full valuation allowance against the Company’s United States and Switzerland deferred tax assets.
Adjusted EBITDA(2) for the year ended December 31, 2025 was negative $9 million, compared to adjusted EBITDA of $2 million in the prior year. The year-over-year decline primarily reflected the impact of lower

EXHIBIT 99.1
weighted-average realized prices, partially offset by an 11% reduction in cash costs on a per MT basis for the year ended December 31, 2025, compared to 2024.
Net cash used in operating activities for the year ended December 31, 2025 was $82 million, compared to net cash used in operating activities of $40 million for the year ended December 31, 2024. Adjusted free cash flow(2) for the year ended December 31, 2025 was negative $115 million, compared to adjusted free cash flow(2) of negative $56 million for the year ended December 31, 2024, with the year-over-year change primarily reflecting a lower benefit from the net change in working capital for the year ended December 31, 2025, compared to 2024, and the decline in adjusted EBITDA(2).

EXHIBIT 99.1
Operational and Commercial Update

Key Operating Metrics				Year Ended
				December 31,
(in thousands, except percentages)	Q4 2025	Q3 2025	Q4 2024	2025	2024
Sales volume (MT)	27.1	28.8	27.2	109.2	103.2
Production volume (MT)	27.8	26.6	25.1	112.3	97.3
Production capacity (MT)(3)(4)	46.0	42.0	46.0	178.0	178.0
Capacity utilization(5)	60%	63%	55%	63%	55%

Sales volume for the fourth quarter of 2025 was 27.1 thousand MT, compared to sales volume of 27.2 thousand MT for the fourth quarter of 2024. For the year ended December 31, 2025, sales volume was 109.2 thousand MT, resulting in year-over-year growth of 6% on a full-year basis. This was below our most recent guidance of an 8-10% year-over-year increase in sales volume for 2025, primarily reflecting our decision to forego certain volume opportunities where margins would be unacceptably low.
For the fourth quarter of 2025, our weighted-average realized price was approximately $4,000 per MT. This represented a 9% decrease compared to the fourth quarter of 2024 and, sequentially, a 5% decline compared to the third quarter of 2025, reflecting persistent competitive pressures across all of our principal commercial regions. The year-over-year decline further reflected the substantial completion in 2024 of long-term sales agreements entered into in prior years. These impacts were partially mitigated by our initiative to actively shift more sales volume to the United States, which remains the strongest region for graphite electrode pricing.
Production volume for the fourth quarter of 2025 was 27.8 thousand MT, resulting in a capacity utilization rate of 60% for the quarter. For the year ended December 31, 2025, production volume was 112.3 thousand MT, resulting in a capacity utilization rate of 63% for the full year.
Capital Structure and Liquidity
As of December 31, 2025, we had total liquidity of $340 million, consisting of cash and cash equivalents of $138 million, $102 million of availability under our revolving credit facility and $100 million of availability under our senior secured first lien delayed draw term loans, which continues to support our ability to manage through near-term, industry-wide challenges. As of December 31, 2025, we had gross debt(6) of $1,125 million, with substantially no maturities until December 2029, and net debt(7) of approximately $987 million.

EXHIBIT 99.1
Outlook
In 2025, global (excluding China) steel production was relatively flat compared to 2024, as geopolitical uncertainty, particularly as it relates to global trade and tariffs, had a significant impact on broader steel industry trends. In addition, steel exports from China reached a record high in 2025, further constraining steel production in the rest of the world.
As we enter 2026, industry analyst projections indicate a modest recovery in global (excluding China) steel demand is expected for the year. In the United States, where the steel industry has experienced relative stability, steel production is expected to increase further in the near-term, supported by favorable domestic trade policies. In the European Union, where the steel industry has been relatively challenged, we continue to see signs of a potential recovery. In addition to the anticipated growth in steel demand within the European Union in 2026, steel production in Europe is expected to be further supported by increased trade protections as we proceed through the year. Reflecting these dynamics, hot-rolled coil steel pricing is expected to increase in 2026 in most regions.
As we closely monitor these developments and assess their potential impact on the commercial environment for graphite electrodes, we currently project that global (excluding China) demand for graphite electrodes will increase slightly in 2026, compared to 2025, including projected demand increases within all of the key regions in which we operate.
For GrafTech, we expect to achieve a 5-10% year-over-year increase in our sales volume for 2026 on a full-year basis, as we continue to gain market share reflecting our compelling customer value proposition and our ongoing focus on delivering on the needs of our customers. Of our anticipated 2026 sales volume, to date, we have approximately 65% committed in our order book following the completion of the customer negotiations that occur in the fourth quarter of each year. Specific to the first quarter of 2026, we expect a year-over-year increase in our sales volume of approximately 10%.
While we are encouraged by our ongoing strong volume performance, industry-wide pricing levels remain unsustainably low. Challenging pricing dynamics, most notably aggressive competitor pricing behavior, increased further during the fourth quarter of 2025 and we expect that pressure to continue into 2026. As a result, we will continue to execute actions to accelerate our path to normalized levels of profitability and support our ability to invest in our business. This includes further optimizing our order book by continuing to shift the geographic mix of our sales volume to regions where there is an opportunity to capture higher average selling prices, particularly in the United States, while also maintaining our disciplined approach of foregoing volume opportunities where margins are unacceptably low.
As it relates to costs, we will continue to expand on our initiatives to improve our cost structure. With our 2025 cost performance, we have achieved a cumulative decline in our cash cost of goods sold per metric ton of 31% since the end of 2023. As we look to implement additional measures to enhance the efficiency of our production schedules

EXHIBIT 99.1
and further optimize production costs, we expect to build on this achievement with a low single-digit percentage-point decline in our cash cost of goods sold per MT for 2026 compared to 2025.
Further, we will continue to prudently manage our working capital levels and capital expenditures. For 2026, reflecting our anticipated volume growth, we expect a modest increase in our net working capital levels for the full year, most notably in the first half of the year reflecting the timing of planned plant maintenance and other timing factors. We anticipate our full-year 2026 capital expenditures will be approximately $35 million, which we believe is an adequate level to maintain our assets at current utilization levels.
Longer term, we remain confident that the steel industry’s efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand growth for graphite electrodes. We also anticipate the demand for petroleum needle coke, the key raw material we use to produce graphite electrodes, to accelerate driven by its utilization in producing synthetic graphite used in anodes for lithium-ion batteries that power electric vehicles and energy storage systems. We believe that the near-term actions we are taking, supported by an industry-leading position and our sustainable competitive advantages, including our substantial vertical integration into petroleum needle coke via our Seadrift facility, will optimally position GrafTech to benefit from that long-term growth.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on February 6, 2026 at 10:00 a.m. (EST). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (800) 715-9871 toll-free in the United States or +1 (646) 307-1963 for international calls, conference ID: 4082619. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file with or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________

(1)    Loss per share represents diluted loss per share. Adjusted loss per share represents diluted adjusted loss per share. All share and per share data for all periods presented reflect the 1-for-10 reverse stock split, which became effective on August 29, 2025.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(4)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain.
(5)    Capacity utilization reflects production volume as a percentage of production capacity.
(6)    Gross debt reflects the notional value of our outstanding debt and excludes unamortized debt discount and issuance costs.
(7)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents (December 31, 2025 gross debt of $1,125 million less December 31, 2025 cash and cash equivalents of $138 million).

EXHIBIT 99.1
Cautionary Note Regarding Forward-Looking Statements
This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, future economic performance and short-term and long-term liquidity. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, and anticipated levels of capital expenditures and cost of goods sold. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may remain at depressed levels or further decline in the future, and may continue to experience prolonged periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner, including our ability to effectively increase or maintain existing prices and shift sales to regions with higher average selling prices; continued overcapacity of the global graphite electrode industry, which may further adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the cost and availability of manufacturing inputs, including raw materials, such as decant oil, petroleum needle coke, energy and freight, and disruptions in availability for such inputs; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a global pandemic,

EXHIBIT 99.1
political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity incidents, network disruptions and breaches of data security, including with respect to our third-party suppliers and business partners; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; uncertain shifts in domestic and foreign trade policies and the possibility that the imposition of current, new or increased custom duties and tariffs and trade barriers in the countries in which we, our customers and our suppliers operate could adversely affect our ability to compete, operations, results of operations and financial condition; risks associated with strategic transactions, including acquisitions, divestitures, joint ventures, equity investments, and debt issuances, that could adversely affect our business, operating results and financial condition; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; any current or future borrowings may subject us to interest rate risk; risks and uncertainties associated with our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition; the possibility that disruptions in the capital and credit markets could adversely affect our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; and changes in health, safety and environmental regulations applicable to our manufacturing operations and facilities.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release, in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow, adjusted free cash flow, net debt and cash cost of goods sold per MT are non-GAAP financial measures.
We define EBITDA, a non‑GAAP financial measure, as net loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") expenses, rationalization and rationalization-related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, proxy contest expenses and Tax Receivable Agreement adjustments. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities.
We define adjusted net loss, a non‑GAAP financial measure, as net loss, excluding the items used to calculate adjusted EBITDA and further excluding debt modification costs, less the tax effect of those adjustments and non-cash income tax expense related to the establishment of a deferred tax valuation allowance. We define adjusted loss per share, a non‑GAAP financial measure, as adjusted net loss divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net loss and adjusted loss per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.
We define free cash flow, a non-GAAP financial measure, as net cash provided by or used in operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made for debt modification costs. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the Board of Directors, and investors evaluate the Company's ability to generate liquidity from operating activities.

EXHIBIT 99.1
We define net debt, a non-GAAP financial measure, as gross debt minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.
We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization, less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes and less rationalization-related expenses, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.
In evaluating these non-GAAP financial measures, you should be aware that in the future, we may incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of these non-GAAP financial measures should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other measures of financial performance and liquidity, including our net loss, loss per share, cash flow from operating activities, cost of goods sold and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$138,427	$256,248
Accounts and notes receivable, net of allowance for doubtful accounts of $3,271 as of December 31, 2025 and $7,114 as of December 31, 2024	73,235	93,576
Inventories	224,692	231,241
Prepaid expenses and other current assets	48,180	55,732
Total current assets	484,534	636,797
Property, plant and equipment	986,946	910,247
Less: accumulated depreciation	497,016	427,548
Net property, plant and equipment	489,930	482,699
Deferred income taxes	9,318	53,139
Other assets	45,007	51,639
Total assets	$1,028,789	$1,224,274
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$67,017	$72,833
Accrued income and other taxes	8,047	9,642
Other accrued liabilities	53,127	55,432
Tax Receivable Agreement	—	2,022
Total current liabilities	128,191	139,929

Long-term debt	1,094,706	1,086,915
Other long-term obligations	40,388	48,559
Deferred income taxes	25,132	23,971
Tax Receivable Agreement long-term	—	3,802
Stockholders’ deficit:
Preferred stock, par value $0.01, 30,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 300,000,000 shares authorized, 25,820,110 and 25,726,420 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	2,582	2,572
Additional paid-in capital	759,710	755,338
Accumulated other comprehensive loss	(8,972)	(43,359)
Accumulated deficit	(1,012,948)	(793,453)
Total stockholders’ deficit	(259,628)	(78,902)
Total liabilities and stockholders’ deficit	$1,028,789	$1,224,274

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net sales	$116,457	$134,217	$504,134	$538,782
Cost of goods sold	128,805	131,698	501,496	533,757
Lower of cost or market inventory valuation adjustment	11,989	12,962	18,315	24,878
Gross loss	(24,337)	(10,443)	(15,677)	(19,853)
Research and development	1,609	1,387	6,475	5,706
Selling and administrative expenses	13,241	13,075	54,914	46,510
Rationalization expenses	—	—	—	3,156
Operating loss	(39,187)	(24,905)	(77,066)	(75,225)

Other (income) expense, net	(2,212)	200	(4,049)	(1,569)
Interest expense	24,281	37,575	104,057	85,313
Interest income	(1,448)	(1,226)	(6,632)	(5,701)
Loss before income taxes	(59,808)	(61,454)	(170,442)	(153,268)
Income tax expense (benefit)	5,308	(11,978)	49,393	(22,103)
Net loss	$(65,116)	$(49,476)	$(219,835)	$(131,165)

Basic loss per common share:
Net loss per share	$(2.50)	$(1.92)	$(8.45)	$(5.09)
Weighted average common shares outstanding	26,043,244	25,796,851	26,004,964	25,766,825
Diluted loss per common share:
Net loss per share	$(2.50)	$(1.92)	$(8.45)	$(5.09)
Weighted average common shares outstanding	26,043,244	25,796,851	26,004,964	25,766,825

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash flow from operating activities:
Net loss	$(65,116)	$(49,476)	$(219,835)	$(131,165)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	15,799	16,110	61,643	62,245
Deferred income tax (benefit) expense	2,010	(15,891)	42,792	(27,634)
Non-cash stock-based compensation expense	1,518	1,589	4,952	6,035
Non-cash interest expense	1,947	1,550	7,791	(2,028)
Lower of cost or market inventory valuation adjustment	11,989	12,962	18,315	24,878
Other adjustments	(2,858)	(3,891)	8,525	(7,348)
Net change in working capital*	13,817	10,543	25	40,254
Change in Tax Receivable Agreement	—	87	(5,824)	(5,330)
Net cash used in operating activities	(20,894)	(26,417)	(81,616)	(40,093)
Cash flow from investing activities:
Capital expenditures	(18,371)	(12,792)	(38,885)	(34,309)
Proceeds from the sale of fixed assets	256	—	554	100
Net cash used in investing activities	(18,115)	(12,792)	(38,331)	(34,209)
Cash flow from financing activities:
Proceeds from Initial First Lien Term Loan due 2029	—	175,000	—	175,000
Principal payments on long-term debt	—	(137)	—	(137)
Debt issuance and modification costs	—	(18,945)	—	(18,945)
Payments for taxes related to net share settlement of equity awards	—	(36)	(230)	(118)
Principal payments under finance lease obligations	(31)	(24)	(111)	(82)
Net cash (used in) provided by financing activities	(31)	155,858	(341)	155,718
Net change in cash and cash equivalents	(39,040)	116,649	(120,288)	81,416
Effect of exchange rate changes on cash and cash equivalents	(168)	(1,807)	2,467	(2,046)
Cash and cash equivalents at beginning of period	177,635	141,406	256,248	176,878
Cash and cash equivalents at end of period	$138,427	$256,248	$138,427	$256,248

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$14,683	$(6,682)	$23,825	$4,519
Inventories	6,445	18,727	(8,589)	68,832
Prepaid expenses and other current assets	6,750	6,296	487	9,106
Income taxes payable	568	1,067	(123)	(1,549)
Accounts payable and accruals	(508)	9,165	(18,270)	(39,501)
Interest payable	(14,121)	(18,030)	2,695	(1,153)
Net change in working capital	$13,817	$10,543	$25	$40,254

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share and per MT data)
(Unaudited)
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Loss to Adjusted Net Loss
				Year Ended December 31,
	Q4 2025	Q3 2025	Q4 2024	2025	2024

Net loss	$(65,116)	$(28,482)	$(49,476)	$(219,835)	$(131,165)

Diluted loss per common share:
Net loss per share	$(2.50)	$(1.10)	$(1.92)	$(8.45)	$(5.09)
Weighted average shares outstanding	26,043,244	25,933,254	25,796,851	26,004,964	25,766,825

Adjustments, pre-tax:
Pension and OPEB plan expenses(1)	(3,109)	719	967	(1,129)	2,270
Rationalization expenses(2)	—	—	—	—	3,156
Rationalization-related expenses(3)	—	—	—	—	2,655
Foreign currency remeasurement(4)	867	41	(507)	2,254	(1,949)
Stock-based compensation expense(5)	1,518	1,012	1,589	4,952	6,035
Proxy contest expenses(6)	—	—	—	—	752
Tax Receivable Agreement adjustment(7)	—	—	87	(3,791)	124
Debt modification costs(8)	—	—	18,369	6,293	18,369
Total non-GAAP adjustments pre-tax	(724)	1,772	20,505	8,579	31,412
Valuation allowance adjustment(9)	—	—	—	(42,624)	—
Income tax impact on non-GAAP adjustments(10)	(1,954)	78	4,172	(1,556)	6,391
Adjusted net loss	$(63,886)	$(26,788)	$(33,143)	$(167,076)	$(106,144)

EXHIBIT 99.1

Reconciliation of Loss Per Share to Adjusted Loss Per Share
				Year Ended December 31,
	Q4 2025	Q3 2025	Q4 2024	2025	2024

Loss per share	$(2.50)	$(1.10)	$(1.92)	$(8.45)	$(5.09)
Adjustments per share:
Pension and OPEB plan expenses(1)	(0.12)	0.03	0.04	(0.04)	0.09
Rationalization expenses(2)	—	—	—	—	0.12
Rationalization-related expenses(3)	—	—	—	—	0.10
Foreign currency remeasurement(4)	0.03	—	(0.02)	0.08	(0.07)
Stock-based compensation expense(5)	0.06	0.04	0.06	0.19	0.23
Proxy contest expenses(6)	—	—	—	—	0.03
Tax Receivable Agreement adjustment(7)	—	—	—	(0.14)	—
Debt modification costs(8)	—	—	0.72	0.24	0.71
Total non-GAAP adjustments pre-tax per share	(0.03)	0.07	0.80	0.33	1.21
Valuation allowance adjustment(9)	—	—	—	(1.64)	—
Income tax impact on non-GAAP adjustments per share(10)	(0.08)	—	0.16	(0.06)	0.24
Adjusted loss per share	$(2.45)	$(1.03)	$(1.28)	$(6.42)	$(4.12)

Reconciliation of Net Loss to Adjusted EBITDA
				Year Ended December 31,
	Q4 2025	Q3 2025	Q4 2024	2025	2024

Net loss	$(65,116)	$(28,482)	$(49,476)	$(219,835)	$(131,165)
Add:
Depreciation and amortization	15,799	16,499	16,110	61,643	62,245
Interest expense	24,281	24,517	37,575	104,057	85,313
Interest income	(1,448)	(1,383)	(1,226)	(6,632)	(5,701)
Income taxes	5,308	90	(11,978)	49,393	(22,103)
EBITDA	(21,176)	11,241	(8,995)	(11,374)	(11,411)
Adjustments:
Pension and OPEB plan expenses(1)	(3,109)	719	967	(1,129)	2,270
Rationalization expenses(2)	—	—	—	—	3,156
Rationalization-related expenses(3)	—	—	—	—	2,655
Foreign currency remeasurement(4)	867	41	(507)	2,254	(1,949)
Stock-based compensation expense(5)	1,518	1,012	1,589	4,952	6,035
Proxy contest expenses(6)	—	—	—	—	752
Tax Receivable Agreement adjustment(7)	—	—	87	(3,791)	124
Adjusted EBITDA	$(21,900)	$13,013	$(6,859)	$(9,088)	$1,632

EXHIBIT 99.1

Reconciliation of Net Cash (Used in) Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Year Ended December 31,
	Q4 2025	Q3 2025	Q4 2024	2025	2024

Net cash (used in) provided by operating activities	$(20,894)	$24,700	$(26,417)	$(81,616)	$(40,093)
Capital expenditures	(18,371)	(6,324)	(12,792)	(38,885)	(34,309)
Free cash flow	(39,265)	18,376	(39,209)	(120,501)	(74,402)

Debt modification costs(11)	—	—	18,249	6,001	18,249
Adjusted free cash flow	$(39,265)	$18,376	$(20,960)	$(114,500)	$(56,153)

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT
				Year Ended December 31,
	Q4 2025	Q3 2025	Q4 2024	2025	2024

Cost of goods sold	$128,805	$132,041	$131,698	$501,496	$533,757
Less:
Depreciation and amortization(12)	14,229	14,905	14,466	55,224	55,602
Cost of goods sold - by-products and other(13)	5,672	7,840	6,094	30,512	32,801
Rationalization-related expenses(3)	—	—	—	—	2,655
Cash cost of goods sold	108,904	109,296	111,138	415,760	442,699
Sales volume (in thousands of MT)	27.1	28.8	27.2	109.2	103.2
Cash cost of goods sold per MT	$4,019	$3,795	$4,086	$3,807	$4,290

(1)Net periodic benefit cost for our pension and OPEB plans, including a mark-to-market adjustment, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2)Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3)Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4)Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5)Non-cash expense for stock-based compensation awards.
(6)Expenses associated with our proxy contest.
(7)Prior to the second quarter of 2025, represents expense adjustment for future payment to our sole pre-Initial Public Offering ("IPO") stockholder for tax assets that have been utilized. In the second quarter of 2025, represents the write-off of the remaining liability for pre-IPO tax assets that are not expected to be realized.
(8)Debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Consolidated Statements of Operations.
(9)Represents non-cash income tax expense recorded in the second quarter of 2025 related to the establishment of a full valuation allowance against the Company’s United States and Switzerland deferred tax assets.
(10)Represents the tax impact on the non-GAAP adjustments.
(11)Cash payments of debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Consolidated Statements of Operations and recognized in net cash used in operating activities on the Consolidated Statements of Cash Flows.
(12)Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(13)Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.

EXHIBIT 99.1

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com